Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Brian Ruby, Creative Partners, +1 (203) 705-9218, bruby@creativepartners.com
Barry Smith, NYFIX, +1 (212) 809-3542, barry.smith@nyfix.com

NYFIX Millennium Executes a Record 44.7 Million Shares of Matched Volume

NEW YORK, September 22, 2006 - NYFIX Millennium LLC, a subsidiary of NYFIX, Inc., announced a single-day record of 44,674,580 shares matched in its Millennium alternative trading system on September 21, 2006. The month of September (to date) has also seen record average daily matched volume of 30,367,275 shares - nearly triple that of September 2005 (10.5 million/day).

“Millennium has seen substantial growth this year, and with Reg NMS on the horizon in 2007, we believe the institutional appetite for non-displayed or ‘dark’ liquidity will continue to increase,” said Brian R. Carr, Chief Executive Officer of NYFIX Millennium LLC. “After seeing record daily, weekly and monthly volume in August, we are pleased that this momentum has continued into September.”

For the third quarter of 2006 (to date), the average daily matched volume in NYFIX Millennium was 27.2 million shares, an increase of 147% over the average of 11.0 million shares during the third quarter of 2005 and an increase of 28% over the 21.3 million shares during the second quarter 2006.

“Liquidity begets liquidity,” said Carr, “and as both the Buy side and Sell side continue matching orders in Millennium, we anticipate that success rates will increase and volumes will rise.”

The average number of symbols matched daily in the third quarter of 2006 (to date) was 913, an increase of 105% over the 446 average symbols matched in the third quarter of 2005 and 14% over the 799 average symbols matched during the second quarter 2006. Included in the volume figures reported above are conditional orders that are executed against pass-through orders and other conditional orders, and third market trades crossed by clients and reported by NYFIX Millennium to Nasdaq.

NYFIX Millennium is an automated execution venue designed to maximize execution quality and reduce overall transaction costs. Millennium offers users the opportunity to achieve price or liquidity improvements while mitigating negative impact for institutional-size trades. Linked to the primary markets and exchanges, Millennium leverages the power of the NYFIX Network while its real-time matching algorithm routinely executes trades at or better than the National Best Bid or Offer (NBBO).

About NYFIX, Inc.
NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit http://www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

SOURCE: NYFIX, Inc.
Please visit http://www.nyfix.com for more information about NYFIX.

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